Exhibit 10.1

December 16, 2013

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into by and between Sameer Vuyyuru (“Employee”) and Semtech Corporation (“Semtech”) regarding resolution, settlement and release of any disputes or waivable claims Employee may have arising from or concerning the terms and conditions of Employee’s employment by Semtech and any matters related to the termination of Employee’s employment.

CONSIDERATION, REVOCATION PERIOD AND EFFECTIVE DATE

1.                                      Consult With An Attorney.  Employee acknowledges that Employee has the opportunity, should Employee desire, to consult with an attorney of Employee’s choice prior to executing this agreement.

2.                                      Consideration Period.  Employee has twenty one (21) days from the date this Agreement was provided to Employee to consider this Agreement and, if Employee desires, to sign it and return it to Semtech at 200 Flynn Road, Camarillo CA 93012-8790, Attention: Sharon Faltemier, Vice President of Human Resources (the “VP HR”).

3.                                      Revocation Period and Effective Date.  Employee also acknowledges that if Employee signs this agreement, Employee may revoke it up to seven (7) days after Employee signs it.  Employee further acknowledges that, unless Employee revokes it within the applicable seven (7) day period, the agreement will become binding, effective and irrevocable (i.e. the “Effective Date”) when the seven (7) day revocation period expires.  Employee may revoke this Agreement in the following manners, in which case Employee will not receive the consideration described in this Agreement:

3.1                               By delivering to Semtech at the address specified above, a written notice of revocation that is received on or before the close of business (5:00 p.m. Pacific Daylight Time) on the 7th day after Employee signs this Agreement; or

3.2                               By emailing the VP of HR, Sharon Faltemier, at sfaltemier@semtech.com on or before the close of business (5:00 p.m. Pacific Daylight Time) on the 7th day after Employee signs this Agreement.

AGREEMENT

In consideration of the respective promises, releases, and commitments stated in this agreement, Employee and Semtech (collectively referred to as “the Parties”) agree as follows:

1.                                      Release from Responsibilities/Termination.  Effective as of the date of this letter agreement, Employee has been relieved of Employee’s active duties and responsibilities to and with Semtech as Senior Vice President, Advanced Communications Product Group.   Employee’s employment with Semtech will end effective January 1, 2014 (“Termination Date”).

2.                                      Consideration.  If Employee signs this agreement and it becomes effective as noted above, Semtech will pay Employee a lump sum in an amount of $217,500.00,  (the “Settlement Sum”), less applicable federal and state withholdings.  Additionally, Semtech will pay for six (6) months of COBRA if Employee elects COBRA continuation coverage on the medical and/or dental and/or vision plans in which Employee is enrolled at Employee’s Termination Date, for the months of February-July 2014.  Subject to the following sentence, the Settlement Sum shall be paid to Employee by payroll check within ten (10) business days following receipt by Semtech of this Agreement signed by Employee, as long as the Agreement is not revoked pursuant to the terms of the “Consideration and Revocation Period” section of this Agreement.  In the event the total available period of time during which Employee is entitled to consider, sign and revoke this Agreement spans two calendar years (e.g. CY2013-CY2014), payment of the Settlement Sum will always be made in the second (i.e., later) calendar year, regardless of when this Agreement becomes effective.

3.                                      Stock Options.  If Employee has stock options or other equity awards with vesting conditions, they will continue to vest up to and including Employee’s Termination Date.  Any stock options or other equity awards vested on or before Employee’s Termination Date may be exercised or otherwise retained for value by Employee in accordance with the terms and conditions of the stock option plan under which Employee was issued stock options or other equity awards (the “Plan”).  Nothing in this Agreement in any way supersedes, modifies, or amends any provision of Semtech’s equity award plans.  Employee’s election to exercise options or otherwise take benefit of any equity award, and all aspects and procedures governing administration of options and equity awards, will be subject to and governed by the Plan.  In the event of any inconsistency between this Agreement and the terms and conditions of the Plan, the Plan shall prevail.

4.                                      Confidential Information.  Employee agrees to continue to comply with the terms and conditions of any employee confidentiality agreement previously entered into between Employee and Semtech.

5.                                      Access to Information; Return of Property.   Employee agrees to provide Semtech, or assist Semtech in retrieving, all information, records, or other materials belonging or relating to Semtech or Employee’s services with Semtech, in whatever recorded or retrievable form, which are or have been in Employee’s possession, custody or control in connection with Employee’s employment by Semtech.  Employee agrees to return all keys to Semtech files, desks, etc., in Employee’s possession, and disclose to Semtech all computer or other electronic storage system passwords, access codes, or other electronic “keys.”  Employee agrees that Employee will not remove from Semtech nor retain any document, file, electronic record, or other item containing, in whole or in part, any confidential or proprietary information of Semtech of which Employee gained knowledge or to which Employee gained access during Employee’s employment.  Employee further agrees that Employee will not reveal or disclose to any party or person any of Semtech’s confidential or proprietary information, except as may otherwise be required by law in connection with any action initiated or pursued by authorized governmental authorities in connection with actions or investigations against or involving the Company.   Employee agrees to continue to comply with all third party nondisclosure agreements and obligations which relate to or arise from any work or services performed by Employee while employed by Semtech, which agreements relate to proprietary or confidential information of others to which Employee had access or of which Employee became knowledgeable during Employee’s employment.

Additionally, Employee agrees that Employee will not remove from Semtech nor retain under Employee’s control, directly or indirectly, in whole or in part, any software program, development tool, design aid, or any other item, asset, or property owned, licensed, or utilized by Semtech.  Employee acknowledges that Employee may be personally liable to the applicable owner for any misuse or misappropriation by Employee of any such program, tool, aid, or item, to the extent the owner claims for itself intellectual property or other rights in the item.  Employee acknowledges that Employee has returned to Semtech any and all such items which may have been previously used by Employee in any off site or remote office or work location.

6.                                      Payment of Wages Due.  Employee agrees that Semtech has paid all salary, wages,  commissions and any and all other compensation and benefits due to Employee through Employee’s Termination Date, other than accrued vacation, which will be paid on Employee’s Termination Date.

7.                                      Release of Waivable Claims.  Employee agrees that the terms and conditions of this Agreement represent settlement in full of all outstanding obligations and waivable claims that may be claimed to be owed to Employee by Semtech.  In consideration of Semtech’s payments and extension of other benefits as outlined above, Employee, on behalf of himself or herself, and Employee’s respective heirs, executors, and assigns, hereby releases Semtech and its affiliates and subsidiaries, and their respective officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, from, and agrees not to sue or file any administrative action or charge concerning, any waivable claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)                                 any and all waivable claims relating to or arising from Employee’s employment relationship with Semtech and the termination of that relationship, including but not limited to the following:  (i) claims that in any way relate to or arose during Employee’s employment with Semtech, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages, vesting of stock options, relocation, moving, or temporary housing expenses, or unused sick pay; (ii) claims that in any way relate to the design or administration of any employee benefit program; (iii) claims that Employee has irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits not arising by virtue of this Agreement; or (iv) any claims to attorneys’ fees or other indemnities (such as under the Civil Rights Attorneys’ Fees Act), with respect to claims Employee is releasing;

(b)                                 any and all waivable claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of Semtech;

(c)                                  any and all waivable claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(d)                                 any and all waivable claims for violation of the Age Discrimination of Employment Act;

(e)                                  any and all waivable claims arising out of any other federal, state or local anti-discrimination laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act; and the California Fair Employment and Housing Act;

(f)                                   any and all waivable claims arising out of any other federal or comparable state laws and regulations relating to employment, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal or comparable state laws and regulations relating to employment, such as veterans’ reemployment rights laws; and

(g)                                  any and all waivable claims arising out of any other laws and regulations, such as any laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any laws enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims; any law, such as California Labor Code Section 200 et seq., relating to salary, commission, compensation, benefits, and other matters; the California Workers’ Compensation Act; and any applicable California Industrial Welfare Commission order.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  Additionally, this release does not cover or result in any loss of rights under any claim that cannot be waived or released as a matter of applicable law.

In addition, the terms of this Agreement, including the release of claims, shall not apply to any claims that may arise after this Agreement is executed by Employee.

8.                                      Civil Code Section 1542.  Employee acknowledges that Employee has had the opportunity to be advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of this code section, Employee agrees to expressly waive any rights Employee may have under Civil Code Section 1542, as well as under any other statute or common law principles of similar effect as they pertain to the released matters as stated in paragraph 7 above.  Employee acknowledges that Employee may later discover facts different from or in addition to those facts Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.  Employee assumes any and all risk of any mistake in connection with the facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to Employee relating thereto.

9.                                      Other Proceedings.

9.1                               Employee will immediately dismiss (unless expressly prohibited by law) any lawsuit, claim, charge, grievance or complaint initiated individually by Employee against Semtech in relation to individual claims or assertions of rights in favor of Employee in any forum, including without limitation any local, state or federal agency or court, based upon events occurring prior to the date Employee signs this Agreement.

9.2                               Employee agrees not to join or participate in any way, including but not limited to participation as a witness, in any litigation, arbitration or administrative action before any federal or state agency, filed against Semtech, unless Employee is compelled by law to do so.  Employee agrees not to provide any information or documents to any current or former Semtech employee or contractor, or their attorneys or agents, without the written consent of the Semtech VP HR.

9.3                               Nothing in this Agreement prohibits Employee from filing a charge, initiating or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or a comparable state or local agency, or from assisting any person or entity in the litigation of that person’s or entity’s claims of employment discrimination.  However, by signing this Agreement, to the maximum extent allowed by law Employee has waived the right to personally recover compensatory or other monetary damages from Semtech in any charge, complaint, or lawsuit filed against Semtech, and Employee has waived the right to file a lawsuit against Semtech.

10.                               Confidentiality.  Each party to this Agreement agrees to use its best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration offered by Semtech for this Agreement (hereinafter collectively referred to as “Settlement Information”).  Each party to this Agreement agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that it will not publicize directly or indirectly any Settlement Information. Each party agrees to take every precaution to disclose Settlement Information only to those employees, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

11.                               Full Disclosure and Ongoing Cooperation.  Employee acknowledges that Employee has fully disclosed to the Company any information or knowledge Employee has concerning any conduct (action or inaction) involving the Company, any affiliate of the Company, or any director, officer, employee, agent or representative of the Company ,that Employee has any reason to believe or suspect may be unlawful, or in violation of any statute, regulation, or other legal requirement.  Employee agrees that, if requested, Employee will fully cooperate in effecting a smooth transition of Employee’s responsibilities to others.  Employee also agrees to make himself or herself available upon reasonable advance notice to meet with Semtech or its representative to provide any facts or other information Employee may have regarding any matter related to Employee’s duties while employed by Semtech.

12.                               Representation Regarding Medical Condition.  Employee represents and warrants that Employee has suffered no work-related injury or injuries while employed by Semtech which are not the subject of any pending workers’ compensation claim.  Employee also represents and warrants that there is no valid basis for Employee to file any other claim or claims for workers’ compensation benefits.  The release provisions of this Agreement shall not impact Employee’s entitlement to receive any workers’ compensation benefits available to Employee in connection with any pending workers’ compensation claim.

13.                               No Disparagement.  Each party to this Agreement agrees that the party will use its best efforts not to engage in any form of criticism, defamation, slander, or disparagement of anyone released under this Agreement.  In addition, each party to this Agreement agrees not to engage in any conduct that seeks to interfere with the contracts and relationships (e.g. customers, employees, suppliers, etc.) of the other and not to incur any expenses, obligations, or liabilities on the other’s behalf.

14.                               Non-Solicitation.  Employee agrees that for a period of twelve months following Employee’s Termination Date, Employee shall not induce or solicit, or attempt to induce or solicit, or cause any other person, business or entity to induce or solicit, any person who at the time of such inducement or solicitation is an employee of Semtech, to perform work or services for any other person or entity other than Semtech.  Employee further agrees not to solicit, offer to employ or retain, or aid another in inducing or soliciting any then current employee of Semtech to perform work or services for any third party.

15.                               No Admission of Liability.  No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement will be considered (a) an admission of the truth or falsity of any claims previously made, or  (b) an acknowledgment or admission by either Party of any fault or liability whatsoever to the other Party or to any third party.

16.                               Authority.  Semtech represents and warrants that the undersigned has the authority to act on behalf of Semtech and to bind Semtech and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.                               No Representations.  Each Party acknowledges that in deciding to sign this Agreement, it has not relied upon any representations or statements that are not specifically set forth in this Agreement.

18.                               Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

19.                               Entire Agreement.  This Agreement represents the entire agreement and understanding between Semtech and Employee concerning Employee’s employment with and separation from Semtech, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with Semtech and Employee’s compensation by Semtech, except that the terms and conditions of any agreement regarding confidentiality of company information previously entered into between Employee and Semtech shall remain in full force and effect.

20.                               No Oral Modification.  This Agreement may only be amended in writing, signed by Employee and an officer of Semtech holding a title of Senior Vice President or above.

21.                               Governing Law/Enforcement.  This Agreement shall be governed by the laws of the State of California regardless of where the Agreement is executed by Employee or Semtech and regardless of the location at which Employee was hired or performed services as a Semtech employee.  In the event either party initiates legal action seeking enforcement of or compliance with the terms and conditions of this Agreement, the prevailing party in any such legal action will be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorney and consultant fees.

22.                               Effective Date.  This Agreement is effective seven days after it has been signed by both Parties, unless otherwise revoked by Employee within the seven (7) day revocation period that begins on the date Employee signs the Agreement.  This Agreement will be void, and the offer extended hereby will no longer be available, if Employee has not signed and returned this Agreement to Semtech within the time period set forth on the “Consideration and Revocation Period” section of this Agreement.

23.                               Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.                               Voluntary Execution of Agreement.  Each Party acknowledges that it has executed this Agreement voluntarily and without any duress or undue influence. Each Party further acknowledges that:

(a)                                 It has read this Agreement;

(b)                                 It has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice or that it has voluntarily declined to seek such counsel;

(c)                                  It understands the terms and consequences of this Agreement and of the releases it contains;

(d)                                 It is fully aware of the legal and binding effect of this Agreement.

SEMTECH CORPORATION	EMPLOYEE

/s/ Sharon Faltemier	/s/ Sameer Vuyyuru
Sharon Faltemier	Sameer Vuyyuru
Vice President Human Resources

Date: January 7, 2014	Date: December 18, 2013